Exhibit 99.1

For Immediate Release

Contact:

Dan Coccoluto	Sharon Barclay
Omtool, Ltd.	Blanc and Otus
Chief Financial Officer	Investor Relations
978-327-5700	617-451-6070 x203
coccoluto@omtool.com	sbarclay@blancandotus.com

OMTOOL REPORTS INCREASED ACCUROUTE® SALES AND
SECOND QUARTER FISCAL YEAR 2006 RESULTS

Continued investment in sales, marketing and vertical market expansion of AccuRoute document routing platform expected to show positive impact

Andover, Mass., August 7, 2006 — Omtool, Ltd. (NASDAQ: OMTL), a leading provider of document routing products and services, today reported results of operations for the second quarter of fiscal year 2006.   Total revenue for the quarter ended June 30, 2006 was approximately $3.1 million compared with revenue of approximately $3.6 million for the second quarter of 2005, representing a 14% decrease.  However, AccuRoute software license and service revenues for the second quarter of 2006 increased 22% as compared to same quarter last year and 15% for the six months ended June 30, 2006 as compared to the same six months in 2005.  These improvements in AccuRoute-related software license revenue demonstrate the positive impact of increased focus and expenditures on sales and marketing.

For the six-month period ended June 30, 2006 and 2005, total revenues were $6.4 million and $7.4 million, respectively, representing a 14% decrease.  Total software license revenues decreased by 20%, or $498,000, during the first six months of 2006 as compared to the same period in 2005. Hardware revenue for the six-month period ended June 30, 2006 decreased by approximately 38%, or $595,000, when compared to the same period in 2005 and service and other revenue increased by 2% as compared to the first six months of 2005.   The decrease in software license revenue is partly attributed to the decline in the company’s fax-related software license revenue which decreased by $205,879, or 39%, for the three months ended June 30, 2006 compared to the same three months in 2005 and by $397,488 or 33% for the six months ended June 30, 2006 as compared to the same six months in 2005.

The company’s decrease in its second quarter 2006 total revenue was due in part to an increase in orders for which it holds contracts but had to defer recognition of revenue because the associated sales did not yet meet all of the criteria for revenue recognition.  The balance of those orders, $573,000, was invoiced as of June 30, 2006.  Of this amount, the company expects to be able to recognize approximately $199,000 in software license revenue and $122,000 in hardware revenue during the third quarter of 2006 and the remaining $252,000, which is primarily support and service revenue, over the next twelve months.

The adoption rate of AccuRoute within the legal vertical remains strong, with over 140 law firms that are AccuRoute licensees, 34 of which are in the top 100 U.S. law firms.  The company also recently announced the addition of Christopher Degnan as vice president of legal sales.  The company’s expectation is that Mr. Degnan will help continue the legal vertical market expansion, while the direct sales team and partners have set their sites on the financial services and healthcare markets, opening new opportunities for the future.

Positive on the company’s outlook, Robert L. Voelk, Omtool’s chairman, president, and chief executive officer, said, “Based on our success in the legal vertical and the industry accolades about AccuRoute, along with the fact that AccuRoute now represents more than 50% of our software license revenue, we believe the market for AccuRoute beyond the legal market is far greater in several additional vertical segments, particularly finance and healthcare.”

Further commenting on the company’s progress, Voelk said, “We believe there are many indications that our increased investments are starting to bear fruit.  If the key business indicators continue on their current trajectories, these investments will increasingly have a positive impact on our financial results sometime during the next few quarters.  We believe that:

1.               the continued growth in AccuRoute software license and support and other revenue (a 58% increase in 2005 over 2004 with a continuing upward trend in the first half of 2006),

2.               the stabilization of our large legacy maintenance business (support and other revenue have been flattening out over the last four quarters after a 17% decline over the four prior quarters), and

3.               the strong increase in U.S. bookings over the last four quarters (up 31% on the strength of AccuRoute), despite the steady and significant declines in new fax software and hardware over that same period, all indicate that we are poised to take the next step to advance our business and grow our top-line revenue.

In addition to the growth attributed to our direct sales efforts, another specific area of steady growth has resulted from our significant investment in indirect sales (also referred to as channel sales).  We have seen growth in indirect bookings over the last four quarters and continue to believe that indirect sales will ultimately become our primary distribution method.”

Consistent with the company’s strategic plan, expenses for the quarter ended June 30, 2006 were 52% higher than they were for the quarter ended June 30, 2005.  The company’s operating expenses for the quarter ended June 30, 2006 were approximately $3.7 million as compared to approximately $2.4 million for the quarter ended June 30, 2005.  Included in the operating expenses were costs incurred during the move of the company’s corporate headquarters to Andover, Massachusetts in April 2006 which resulted in a net increase of fixed assets of $1.1 million — only a portion of which was financed.  Net loss for the quarter ended June 30, 2006 was approximately $(1,797,000) or $(0.45) per basic and diluted share, as compared to a net income of approximately $12,000 or $0.00 per share, on a basic and diluted basis for the same quarter of 2005.

About Omtool, Ltd.

Omtool, Ltd. is a leading provider of document routing products and services that enable organizations to manage the capture, process and delivery into electronic information systems of “mixed-mode” documents containing both paper and electronic documents.  Omtool’s enterprise-level products are used by organizations worldwide whose business processes frequently include paper-based documents and/or stringent compliance requirements that include secure handling, storage, integration and tracking of a variety of documents into corporate systems.  Omtool’s flagship product, AccuRoute, is a document capture, conversion and distribution platform that makes it easy to centralize valuable company information and distribute it to multiple systems simultaneously, all from users’ desktops.  Based in Andover, Massachusetts with offices in the United Kingdom, Omtool can be contacted at 800-886-7845 or www.omtool.com.

This press release contains forward-looking statements, including, without limitation, statements regarding Omtool’s objectives and expectations; future financial and operating performance; customer interest in Omtool’s Genifax™ and AccuRoute products; long-term sales strategy; distribution channels; and the future plans of Omtool’s management.  These forward-looking statements are neither promises nor guarantees, and are subject to risk and uncertainties that could cause actual results to differ materially from the expectations set forth in these forward-looking statements, including but not limited to, risks associated with the introduction of new product offerings, including the AccuRoute, Genidocs™ and Genifax software products; the success of Omtool’s channel sales strategies; business partner strategies and new sales and marketing efforts; Omtool’s investments in vertical markets, including legal, financial services and healthcare; the continuation of market demand for fax-based software solutions; fluctuations in quarterly results of operations; Omtool’s headquarters relocation; changes in the regulatory environment; dependence on continuing growth in the number of organizations implementing secure electronic document exchange; competition; product enhancements; product concentration; declines in Omtool’s legacy fax business; seasonality; international sales; Omtool’s ability to manage expansion; Omtool’s ability to obtain desired financing; acquisitions and integration of complementary businesses; and those other risk factors described in Omtool’s periodic reports and registration statements as filed with the Securities and Exchange Commission, including Omtool’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 28, 2006.  Reported results should not be considered an indication of future performance.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Omtool undertakes no responsibility to update any such forward-looking statements.

The consolidated statement of operations and condensed consolidated balance sheet follows.

OMTOOL, LTD.

Consolidated Summary Financial Data

Consolidated Statements of Operations

(in thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	2006	2005	2006	2005
Revenue:
Software license	$926	$1,138	$1,958	$2,456
Hardware	407	722	964	1,559
Service and other	1,736	1,710	3,483	3,417
Total revenue	3,069	3,570	6,405	7,432
Cost of revenue:
Software license	52	50	83	72
Hardware	270	484	615	1,027
Service and other	881	682	1,595	1,399
Total cost of revenue	1,203	1,216	2,293	2,498
Gross profit	1,866	2,354	4,112	4,934
Operating expenses:
Sales and marketing	2,159	1,141	4,211	2,320
Research and development	724	521	1,432	1,038
General and administrative	819	725	1,718	1,501
Total operating expenses	3,702	2,387	7,361	4,859
Income (loss) from operations	(1,836)	(33)	(3,249)	75
Interest and other income	39	45	84	86
Income (loss) before tax provision	(1,797)	12	(3,165)	161
Tax provision	—	—	—	7
Net Income (loss)	$(1,797)	$12	$(3,165)	$154

Net income (loss) per share
Basic	$(0.45)	$0.00	$(0.79)	$0.04
Diluted	$(0.45)	$0.00	$(0.79)	$0.04

Weighted average number of common shares outstanding
Basic	4,032	3,915	4,026	3,904
Diluted	4,032	4,048	4,026	4,051

OMTOOL, LTD.

Consolidated Summary Financial Data

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2006	December 31, 2005
	(Unaudited)
Assets:
Cash and cash equivalents	$6,826	$10,472
Accounts receivable, net	1,935	1,619
Inventory	147	58
Prepaids and other	454	333
	9,362	12,482
Property and equipment, net	1,503	175
Other assets	53	12
	$10,918	$12,669
Liabilities and stockholders’ equity:
Accounts payable	$1,267	$905
Accrued expenses	1,210	1,171
Accrued state sales tax	322	343
Deferred revenue, current	3,600	3,408
Capital lease obligations, current	85	—
	6,484	5,827
Deferred revenue, long-term	423	410
Deferred rent	310	—
Capital lease obligations, long-term	399	—
Stockholders’ equity	3,302	6,432
	$10,918	$12,669